                                                                     EXHIBIT 11

                             RAPTOR SYSTEMS, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              THREE MONTHS         YEAR
                                                 ENDED             ENDED
                                              DECEMBER 31,     DECEMBER 31,
                                             ---------------  ----------------
                                              1996     1995    1996     1995
                                             -------  ------  -------  -------
Common stock outstanding, beginning of
 period....................................   12,657   2,065    2,450    2,065
Weighted average "cheap" stock.............      --    2,630      --     2,630
Weighted average Series B Redeemable
 Convertible Preferred Stock...............      --    2,443      --     2,443
Weighted average number of shares issued...      375     --     9,006      --
Weighted average common stock equivalents..    2,288     --     2,331      --
Less: assumed purchase of treasury shares..     (287)    (91)    (147)     (91)
                                             -------  ------  -------  -------
Weighted average number of common and
 common equivalent shares outstanding......   15,033   7,047   13,640    7,047
                                             =======  ======  =======  =======
Net income (loss)..........................  $ 1,375  $ (984) $ 1,801  $(2,686)
                                             =======  ======  =======  =======
Net income (loss) per common and common
 equivalent share..........................  $   .09  $ (.14) $   .13  $  (.38)
                                             =======  ======  =======  =======
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(1) All common share amounts have been restated to reflect a 3 for 1 stock split on December 15, 1995.
(2) In accordance with the Securities and Exchange Commission Staff Accounting
    Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments (including stock options and the redeemable convertible preferred stock) issued during the twelve month period prior to the initial filing date in December 1995 of the
    Registration Statement for the Company's initial public offering have been included in the calculation as if they were outstanding for all periods presented for 1995. The common equivalent shares for stock options were determined using the treasury stock method at an assumed initial public offering price of $11.00 per share. The redeemable convertible preferred stock was included on an as-if converted basis.
(3) Fully diluted net income per share is the same as primary net income per share.
(4) Common stock equivalents only included when the effect of their inclusion would be dilutive.